EXHIBIT 99.2

Atrium Companies, Inc. Announces Acquisition
of California-based Window Manufacturer

DALLAS, TX, December 31, 2003 — Atrium Companies, Inc. (“Atrium” or the “Company”), one of the largest window manufacturers in the United States, announced today that it has acquired all of the outstanding capital stock of Superior Engineered Products Corporation, a California corporation (“Superior”), for a purchase price of $52.5 million, including $47.5 million in cash and $5.0 million in Atrium Corporation common stock. The cash portion of the transaction was funded with $40.0 million of term loan borrowings previously held in escrow and $7.5 million borrowed under its accounts receivable securitization facility.

Superior, based in Ontario, California, is a manufacturer of windows and other building materials. Superior’s window products, which are primarily vinyl, are sold predominantly to the repair and remodeling market in California, Arizona, Nevada and Hawaii through an extensive dealer network. This acquisition is consistent with Atrium’s strategy of selectively acquiring businesses that provide additional vinyl window production capabilities, new distribution channel opportunities and additional repair and remodeling volume.

“In acquiring Superior, we are gaining a company that has a quality management team with a proven track record of producing strong margins and exceptional year over year growth,” stated Jeff L. Hull, Atrium’s Chairman, President and Chief Executive Officer. “Just as important, this acquisition enhances our market share in one of the fastest growing regions in the U.S. and further expands our position in both the vinyl window and the repair and remodeling markets,” added Mr. Hull. “In selecting Atrium as our business partner, we believe we have gained a partner with both the commitment and the ability to provide the resources necessary to help Superior reach its full potential,” stated David Oddo, President of Superior.

Mr. Hull also added that, “Consistent with Atrium’s decentralized structure, Superior will remain a stand-alone and autonomous operating unit of Atrium and the existing management team, including Mr. Oddo, will continue to oversee the business.”

Atrium, based in Dallas, Texas, is one of the largest manufacturers of residential windows and patio doors in the United States, with annual net sales exceeding $600 million, over 5,500 employees and 54 manufacturing facilities and distribution centers in 22 states and Mexico.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, as well as operating risks. Those and other risks are described in Atrium’s filings with the Securities and Exchange Commission (the “SEC”) made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from Atrium’s Chief Financial Officer.

Contact:
      Atrium Companies, Inc., Dallas
      Jeff L. Hull, 214-630-5757